Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Community Capital Corporation

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 0-18460) of our report dated March 12, 2009, relating to the consolidated balance sheets of Community Capital Corporation and subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008, which report is included in the 2008 Annual Report on Form 10-K of Community Capital Corporation. We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2008 relating to the financial statements of net assets available for benefits of Community Capital Corporation Employee Stock Ownership Plan as of December 31, 2007 and 2006, and the related financial statement of changes in net assets available for benefits for the year ended December 31, 2007, which report is included in the 2007 Annual Report on Form 1 1-K/A of Community Capital Corporation Employee Stock Ownership Plan.

/S/ ELLIOTT DAVIS, LLC

Columbia, South Carolina
April 15, 2009